Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form S-1, of our report dated June 26, 2020, relating to the balance sheet of Malacca Straits Acquisition Company Limited as of March 31, 2020 and the related statements of operations, changes in shareholder’s equity and cash flows for the periods from January 1, 2020 (commencement of operations) through March 31, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
July 8, 2020